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EXHIBIT 3.11

FIFTH
RESTATED
ARTICLES OF INCORPORATION
OF
CURATIVE HEALTH SERVICES, INC.

ARTICLE I. NAME

        The name of the Corporation is "Curative Health Services, Inc."

ARTICLE II. REGISTERED OFFICE

        The address of the registered office of this Corporation in Minnesota is 401 Second Avenue South, #454, Minneapolis, Minnesota 55401.

ARTICLE III. AUTHORIZED SHARES

        The aggregate number of shares which this Corporation shall have authority to issue is 60,000,000 shares, divided into 50,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of Preferred Stock, par value $.01 per share, undesignated as to series. The shares of Preferred Stock shall be divisible into such classes and series, have the designations, voting rights, and other rights and preferences, and be subject to the restrictions, that the board of directors may from time to time establish, fix, and determine, consistent with these articles of incorporation.

ARTICLE IV. NO CUMULATIVE VOTING

        There shall be no cumulative voting by the stockholders of the Corporation.

ARTICLE V. NO PREEMPTIVE RIGHTS

        The stockholders of the Corporation shall not have any preemptive rights to subscribe for or acquire securities or rights to purchase securities of any class, kind or series of the Corporation.

ARTICLE VI. WRITTEN ACT10N BY DIRECTORS

        An action required or permitted to be taken at a meeting of the board of directors of the Corporation may be taken by a written action signed, or counterparts of a written action signed in the aggregate, by all of the directors unless the action need not be approved by the stockholders of the Corporation, in which case the action may be taken by a written action signed, or counterparts of a written action signed in the aggregate, by the number of directors that would be required to take the same action at a meeting of the board of directors of the Corporation at which all of the directors were present.

ARTICLE VII. LIMITATION ON DIRECTOR'S LIABILITY

        A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under §302A.559 or §80A.23 of the Minnesota Statutes; (iv) for any transaction from which the director derived an improper personal benefit; or (v) for any act or omission occurring prior to the date when this Article VII became effective.

        If the Minnesota Business Corporation Act is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent permitted by the Minnesota Business Corporation Act.

        Any repeal or modification of the foregoing provisions of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal of modification.

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Exhibit A

CERTIFICATE OF DESIGNATION
OF
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
OF
CURATIVE HEALTH SERVICES, INC.

        Section 1.    Designation and Amount.    The shares of such series shall be designated as "Series A Junior Participating Preferred Stock" (the "Preferred Shares") and the number of shares constituting the Preferred Shares shall be 500,000. Such number of shares may be increased or decreased by resolution of the Board of Directors and any necessary shareholder approval; provided, however, that no decrease shall reduce the number of shares of Preferred Shares to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Preferred Shares.

        Section 2.    Dividends and Distributions.

        (a)   Subject to the rights of the holders of any shares of any series of preferred stock (or any similar stock) ranking prior and superior to the Preferred Shares with respect to dividends, the holders of Preferred Shares, in preference to the holders of Common Stock, par value $.01 (the "Common Stock"), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Preferred Shares, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Preferred Shares. In the event the Corporation shall at any time after November 6, 1995; declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Preferred Shares were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

        (b)   The corporation shall declare a dividend or distribution on the Preferred Shares as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock or a subdivision of the outstanding Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Preferred Shares shall nevertheless be payable, out of funds legally available for such purpose, on such subsequent Quarterly Dividend Payment Date.

        (c)   Dividends shall begin to accrue and be cumulative on outstanding shares of Preferred Shares from their date of issue. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Preferred Shares entitled to receive payment of a dividend or distribution declared thereon; which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

        Section 3.    Voting Rights.

        (a)   Subject to the provision for adjustment hereinafter set forth, each preferred share shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after November 6; 1995, declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Preferred Shares were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

        (b)   Except as otherwise provided herein or by law, the holders of Preferred Shares and the holders of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

        (c)   Except as set forth herein by law, holders of Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

        Section 4.    Certain Restrictions.

        (a)   Whenever quarterly dividends or other dividends or distributions payable on the Preferred Shares as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Preferred Shares outstanding shall have been paid in full, the Corporation shall not:

          (i)    declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Preferred Shares;

          (ii)   declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Preferred Shares, except dividends paid ratably on the Preferred Shares and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

          (iii)  redeem or purchase' or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Preferred Shares; provided, however, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Preferred Shares; or

          (iv)  redeem or purchase or otherwise acquire for consideration any Preferred Shares, or any stock ranking on a parity with the Preferred Shares, except in accordance with a purchase offer made in. writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

        (b)   The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

        Section 5.    Reacquired Shares.    Any Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other certificate of designation creating a series of preferred stock or any similar stock or as otherwise required by law.

        Section 6.    Liquidation, Dissolution or Winding Up.    Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Preferred Shares unless, prior thereto, the holders of Preferred Shares shall have received the greater of (i) $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (ii) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock, or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Preferred Shares, except distributions made ratably on the Preferred Shares and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time after November 6, 1995, declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Preferred Shares were entitled immediately prior to such event under clause (1)(ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

        Section 7.    Consolidation, Merger, etc.    In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Preferred Shares shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after November 6, 1995, declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Preferred Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

        Section 8.    No Redemption.    The shares of Preferred Shares shall not be redeemable.

        Section 9.    Rank.    The Preferred Shares shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation's preferred stock.

        Section 10.    Fractional Shares.    Preferred Shares may be issued in fractions of a share which are integral multiples of one one-hundredth of a share which shall entitle the holder, in proportion to such holder's fractional shares, to receive dividends, participate in distributions and to have the benefit of all other rights of holders of Preferred Shares.

        Section 11.    Amendment.    The Articles of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or rights of the Preferred Shares so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Preferred Shares, voting together as a single class.

ARTICLES OF MERGER
OF
CURATIVE HEALTH SERVICES CO.
INTO
CURATIVE HEALTH SERVICES, INC.

        The plan of merger attached as Exhibit A (the "Plan of Merger") provides for the merger of Curative Health Services Co., a Minnesota corporation, into Curative Health Services, Inc., a Minnesota corporation and wholly owned indirect subsidiary of Curative Health Services, Inc. under Section 302A.626 of the Minnesota Business Corporation Act.

        The Plan of Merger has been adopted by Curative Health Services, Inc., pursuant to Section 302A..626 the Minnesota Business Corporation Act.

        The merger shall be effective August 19, 2003 at 6.00 a.m. (Central).

        These articles of merger have been signed on behalf of Curative Health Services, Inc. by a person authorized to do so.

Dated: August 15, 2003

CURATIVE HEALTH SERVICES, INC.
By:	/s/ JOSEPH L. FESHBACH

Name:	Joseph L. Feshbach

Title:	Chairman & CEO

EXHIBIT A

PLAN OF MERGER

        This PLAN OF MERGER, dated as of August 15, 2003 (the "Plan"), is entered into by and among Curative Health Services, Inc., a Minnesota corporation ("CHS" and after the Effective Time, the "Surviving Corporation"), Curative Holding Co., a Minnesota corporation and the direct subsidiary of CHS ("CHS Holding"), and Curative Health Services Co., a Minnesota corporation and indirect subsidiary of CHS and direct subsidiary of CHS Holding ("Merger Sub").

        WHEREAS, the authorized capital stock of CHS consists of (a) 50,000,000 shares of common stock, par value $0.01 per share ("CHS Common Stock"), of which, 12,342,687 shares were issued and outstanding as of May 1, 2003, (b) 500,000 shares of Series A junior participating preferred stock, par value $0.01 per share, none of which is currently outstanding ("CHS Series A Preferred Stock"), and (c) 9,500,000 shares of undesignated preferred stock, par value $0.01 per share, none of which is currently outstanding ("CHS Undesignated Preferred Stock").

        WHEREAS, each share of CHS Common Stock also includes a right to purchase ("CHS Purchase Right") one share of CHS Series A Preferred Stock pursuant to the Restated Rights Agreement (the "CHS Rights Plan"), dated as of October 25, 1995, by and between CHS and Wells Fargo Bank Minnesota, N.A., successor to Norwest Bank Minnesota, National Association.

        WHEREAS, CHS Holdings is and, at all times since its organization, has been a wholly-owned subsidiary of CHS with authorized capital stock consisting of (a) 50,000,000 shares of common stock, par value $0.01 per share ("CHS Holdings Common Stock"), of which, 100 shares are currently issued and outstanding, (ii) 500,000 shares of Series A junior participating preferred stock, par value $0.01 per share, none of which is currently outstanding ("CHS Holdings Series A Preferred Stock"), and (c) 9,500,000 shares of undesignated preferred stock, par value $0.01 per share, none of which is currently outstanding ("CHS Holdings Undesignated Preferred Stock").

        WHEREAS, at the Effective Time, the CHS Rights Plan (after the Effective Time, the "CHS Holdings Rights Plan"), governing CHS Purchase Rights (after the Effective Time, "CHS Holdings Purchase Rights") will be assigned to and assumed by CHS Holdings, pursuant to which CHS Holdings will agree to perform all duties and obligations thereunder.

        WHEREAS, the designations, rights and preferences, and the qualifications, limitations and restrictions thereof, of the CHS Holdings Undesignated Preferred Stock, the CHS Holdings Series A Preferred Stock and the CHS Holdings Common Stock are the same as those of the CHS Undesignated Preferred Stock, the CHS Preferred Stock and the CHS Common Stock, respectively.

        WHEREAS, the Articles of Incorporation and the Bylaws of CHS Holdings immediately after the Effective Time (as hereinafter defined) will contain provisions identical to the Articles of Incorporation and Bylaws of CHS immediately before the Effective Time (other than, as allowed by Section 302A.626 (subd. 7) of the Minnesota Business Corporation Act, as amended (the "MBCA")).

        WHEREAS, Merger Sub is a wholly owned subsidiary of CHS Holdings with authorized capital stock consisting of 1,000 shares of common stock, par value $.01 per share ("Merger Sub Common Stock"), of which, 100 shares are currently issued and outstanding.

        WHEREAS, the Board of Directors of each of CHS, CHS Holdings and Merger Sub have determined that it is desirable and in the best interests of CHS, CHS Holdings and Merger Sub, respectively, that CHS and Merger Sub should merge, CHS shall be the surviving corporation and CHS Holdings shall be a "holding company" of CHS, as such term is defined in Section 302A.626 (subd. 1)(b) of the MBCA.

Terms

        NOW, THEREFORE, the parties hereby prescribe the terms and conditions of the merger and the mode of carrying the same into effect as follows:

          1.    Merger of Merger Sub with and into CHS.    At the Effective Time, Merger Sub shall merge with and into CHS (the "Merger") in accordance with Section 302A.626 (subd. 3) of the MBCA, and the separate existence of Merger Sub shall cease and CHS shall be a direct wholly owned subsidiary of CHS Holdings. CHS shall be the surviving corporation and assume all of the rights, privileges, assets and liabilities of Merger Sub. Merger Sub and CHS are the only constituent corporations to the Merger.

          2.    Name of Surviving Corporation.    The name of the surviving corporation shall be "Curative Health Services Co.".

          3.    Effect of the Merger.    The effect of the Merger shall be as provided in Section 302A.626 of the MBCA. As a result of the Merger, by operation of law and without further act or deed, at the Effective Time, all property, rights, interests and other assets of Merger Sub shall be transferred to and vested in the Surviving Corporation, and the Surviving Corporation shall assume all of the liabilities and obligations of Merger Sub.

          4.    Effect on Capital Stock and Related Purchase Rights.    At the Effective Time:

            (a)   Each then issued and outstanding share of CHS Holdings Common Stock (together with the associated CHS Holdings Purchase Rights) held by CHS will, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled without conversion or issuance of any shares of stock of the Surviving Corporation with respect thereto.

            (b)   Each then issued and outstanding share or fraction of a share, of CHS Common Stock will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a share or equal fraction of a share of CHS Holdings Common Stock, which shall have the same designations, rights, powers and preferences and the same qualifications, limitations and restrictions as a share of CHS Common Stock immediately prior to the Effective Tine.

            (c)   Each CHS Purchase Right or fraction of a CHS Purchase Right will, by virtue of the Merger and without any action on the part of the holder thereof, be exchanged for a CHS Holdings Purchase Right or equal fraction of a CHS Holdings Purchase Right, which shall have the same designations, rights, powers and preferences and the same qualifications, limitations and restrictions as a CHS Purchase Right immediately prior to the Effective Time.

            (d)   Each then issued and outstanding share of Merger Sub Common Stock will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a share of common stock of the Surviving Corporation.

          5.    Certificates.    At the Effective Time, each outstanding certificate that, immediately prior to the Effective Time, evidenced CHS Common Stock shall be deemed and treated for all corporate purposes to evidence the ownership of the number of shares of CHS Holdings Common Stock (including associated CHS Holdings Purchase Rights) into which such shares of CHS Common Stock were converted pursuant to Section 4(b) of this Plan. In addition, immediately after the Effective Time, each such certificates shall also evidence a number of CHS Holdings Purchase Rights equal to the number of CHS Purchase Rights evidenced thereby immediately prior to the Effective Time of the Merger.

          6.    Articles of Incorporation, By-laws, Officers and Directors.    Subject to Section 7 below, the Articles of Incorporation and Bylaws of CHS, as in effect immediately prior to the Effective Time,

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  shall be the Articles of Incorporation and Bylaws of the Surviving Corporation. The officers and directors of CHS immediately prior to the Effective Time shall be the officers and directors of CHS Holding as of the Effective Time. The officers and directors of Merger Sub immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation as of the Effective Time.

          7.    Amendment to Articles of Incorporation.    Automatically, upon filing the Articles of Merger and this Plan in accordance with the MBCA, the Articles of Incorporation of the Surviving Company shall be amended as follows:

            (a)   Article I of the Articles of Incorporation is amended in its entirety to read as follows:

ARTICLE I. Name

        The name of this corporation is "Curative Health Services Co.".

            (b)   Article III of the Articles of Incorporation is amended in its entirety to read as follows:

ARTICLE III. AUTHORIZED SHARES

        The aggregate number of shares that the corporation is authorized to issue is 1,000, par value $0.01 per share, all of which are designated as common shares.

            (c)   A new Article VIII of the Articles of Incorporation is added to read in its entirety as follows:

ARTICLE VIII. Holding Company Stockholder Approval

        Any action by or involving this Corporation, other than the election or removal of directors of this Corporation, that requires for its adoption under the Minnesota Business Corporation Act or these articles of incorporation, the approval of the stockholders of this Corporation shall, pursuant to Section 302A.626 (subd. 3)(8)(i)) of the Minnesota Business Corporation Act, require, in addition to the approval of the stockholders of this Corporation, the approval of the stockholders of Curative Holding Co., a Minnesota corporation (or any successor by merger), so long as such corporation or its successor is the ultimate parent, directly or indirectly, of this Corporation, by the same vote that is required by the Minnesota Business Corporation Act and/or the articles of incorporation of this Corporation. For the purposes of this Article VIII, the term "parent" shall mean a corporation that owns, directly or indirectly, any outstanding capital stock of this Corporation entitled to vote in the election of directors of this Corporation.

          8.    Assumption of Certain Agreements and Plans.    CHS Holdings and CHS hereby agree that they will, at the Effective Time, execute, acknowledge and deliver one or more assignment and assumption agreements pursuant to which CHS will assign and CHS Holdings will assume, from and after the Effective Time, all rights, duties and obligations required under the following:

            (a)   The Curative Health Services, Inc. 2000 Stock Incentive Plan;

            (b)   The Curative Health Services, Inc. 2001 Broad-Based Stock Incentive Plan and Non-Qualified Stock Option Agreements for David Lawson, Steven Michurski and Beth Oliver;

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            (c)   The Curative Health Services, Inc. Non-Employee Director Stock Option Plan, as amended;

            (d)   The Curative Health Services, Inc. and Subsidiaries 1991 Stock Option Plan, as amended;

            (e)   The Curative Health Services, Inc. and Subsidiaries Director Shares Purchase Program;

            (f)    The Curative Health Services, Inc. Non-Employee Director Severance Plan;

            (g)   The Curative Health Services, Inc. and Subsidiaries Employee 401(k) Savings Plan;

            (h)   The CHS Rights Plan;

            (i)    Amended and Restated Promissory Note of Curative Health Services, Inc., dated May 30, 2002, in favor of Jon M. Tamiyasu in his capacity as Stockholders' Representative due February 28, 2007;

            (j)    Subordinated Convertible Note of Curative Health Services, Inc., dated June 28, 2002 in favor of Azar I. Delpassand, due June 28, 2007;

            (k)   Subordinated Convertible Note of Curative Health Services, Inc., dated June 28, 2002 in favor of Azar I. Delpassand due June 28, 2007;

            (l)    Subordinated Convertible Note of Curative Health Services, Inc., dated June 28, 2002 in favor of Dr. Ebrahim S. Delpassand due June 28, 2007;

            (m)  Subordinated Convertible Note of Curative Health Services, Inc., dated June 28, 2002 in favor of Dr. Ebrahim S. Delpassand due June 28, 2007;

            (n)   Subordinated Convertible Note of Curative Health Services, Inc., dated June 28, 2002 in favor of Tara Imani due June 28, 2007;

            (o)   Subordinated Convertible Note of Curative Health Services, Inc., dated June 28, 2002 in favor of Tara Imani due June 28, 2007;

            (p)   Subordinated Convertible Note of Curative Health Services, Inc., dated June 28, 2002 in favor of Maryam Panahi due June 28, 2007;

            (q)   Subordinated Convertible Note of Curative Health Services, Inc., dated June 28, 2002 in favor of Maryam Panahi due June 28, 2007;

            (r)   Subordinated Convertible Note of Curative Health Services, Inc., dated June 28, 2002 in favor of Yassamin Norouzian due June 28, 2007;

            (s)   Subordinated Convertible Note of Curative Health Services, Inc., dated June 28, 2002 in favor of Yassamin Norouzian due June 28, 2007;

            (t)    Subordinated Convertible Note of Curative Health Services, Inc., dated June 28, 2002 in favor of IIC GP, LLC due June 28, 2007;

            (u)   Subordinated Convertible Note of Curative Health Services, Inc., dated June 28, 2002 in favor of IIC GP, LLC due June 28, 2007; and

            (v)   Subordinated Convertible Note of Curative Health Services, Inc., dated October 23, 2002 in favor of Home Care of New York, Inc. due October 23, 2005.

          9.    Plan of Reorganization.    This Plan shall constitute a plan of reorganization of CHS and Merger Sub.

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          10.    Tax Treatment.    The Merger shall constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

          11.    Filing and Effective Time.    If this Plan has not been terminated pursuant to Section 12 hereof, after this Plan has been duly approved in the manner required by law, appropriate Articles of Merger and this Plan shall be filed by CHS and Merger Sub pursuant to and in accordance with the MBCA. The Merger shall be effective (the "Effective Time") at 6:00 a.m. Central Standard Time on August 19, 2003.

          12.    Termination.    This Plan may be terminated and the Merger abandoned by the Board of Directors of CHS at any time prior to the Effective Time.

          13.    Adoption and Approval.    The Plan was adopted and approved by the Board of Directors of CHS on May 28, 2003. Pursuant to Section 302A.626 (subd. 2) of the MBCA, the Plan was not approved by the shareholders of CHS or Merger Sub.

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MINNESOTA SECRETARY OF STATE
NOTICE OF CHANGE OF REGISTERED OFFICE/
REGISTERED AGENT

Please read the instructions on the back before completing this form.

1.	Entity Name:
Curative Health Services, Co.
2.	Registered Office Address (No. & Street): List a complete street address or rural route and rural route box number. A post office box is not acceptable.
	405 2nd Ave So	Minneapolis	MN	55401

	Street	City	State	Zip Code
3.	Registered Agent (Registered agents are required for foreign entities but optional for Minnesota entities):
CT Corporation System

If you do not wish to designate an agent, you must list "NONE" in this box. DO NOT LIST THE ENTITY NAME.

In compliance with Minnesota Statutes, Section 302A.123, 303.10, 308A.025, 317A.123 or 322B.135 I certify that the above listed company has resolved to change the entity's registered office and/or agent as listed above.

I certify that I am authorized to execute this notice and I further certify that I understand that by signing this notice I am subject to the penalties of perjury as set forth in Minnesota Statutes Section 609.48 as if I had signed this notice under oath.

/s/ MICHAEL PING Signature of Authorized Person
Name and Telephone Number of a Contact Person:	Thomas Axmacher please print legibly

Filing Fee: For Profit Minnesota Corporations, Cooperatives and limited liability companies: $55.00

Minnesota Nonprofit Corporations: No $35.00 fee is due unless you are adding or removing an agent.

Non-Minnesota Corporations: $50.00

Make checks payable to Secretary of State
Return to: Minnesota Secretary of State
180 State Office Bldg.
100 Rev. Dr. Martin Luther King Jr. Blvd.
St. Paul, MN 55155-1299
(651) 296-2803

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FIFTH RESTATED ARTICLES OF INCORPORATION OF CURATIVE HEALTH SERVICES, INC.